Eaton Vance Management

Two International Place

Boston, MA 02110

(617) 482-8260

www.eatonvance.com

EXHIBIT (11)

June 22, 2018

Eaton Vance Mutual Funds Trust

Two International Place

Boston, MA 02110

Ladies and Gentlemen:

Eaton Vance Mutual Funds Trust (the “Trust”) is a voluntary association (commonly referred to as a “business trust”) established under Massachusetts law with the powers and authority set forth under its Amended and Restated Declaration of Trust dated April 26, 2016 (the “Declaration of Trust”). The Trustees of the Trust have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. As provided in the Declaration of Trust, the Trustees may authorize one or more series or classes of shares, without par value, and the number of shares of each series or class authorized is unlimited.

This opinion is furnished in connection with the registration by the Trust of Class A, Class C, and Class I shares (the “Shares”) of Eaton Vance Short Duration Strategic Income Fund (“Strategic Fund”), a separate series of the Trust, to be issued pursuant to an Agreement and Plan of Reorganization (the “Plan”) by and between the Trust, on behalf of its series Eaton Vance Multi-Strategy Absolute Return Fund (“MSAR Fund”) and the Trust, on behalf of Strategic Fund, the form of which will be filed as part of a registration statement on Form N-14 filed on June 22, 2018 (the “Registration Statement”).

Under the Declaration of Trust, the Trustees may from time to time issue and sell, or cause to be issued and sold shares, of the Trust for cash or for property. All such shares, when so issued, shall be fully paid and nonassessable by the Trust.

I am a member of the Massachusetts bar and have acted as internal legal counsel to the Trust in connection with the registration of the Shares and the preparation of the Registration Statement. I have examined originals, or copies, certified or otherwise identified to my satisfaction, of such certificates, records and other documents as I have deemed necessary or appropriate for the purpose of this opinion.

Based upon the foregoing, and with respect to Massachusetts law (other than the Massachusetts Uniform Securities Act), only to the extent that Massachusetts law may be applicable and without reference to the laws of the other states or of the United States of America, I am of the opinion that under existing law:

Eaton Vance Mutual Funds Trust
June 22, 2018

1.       The Trust is a business trust duly organized and validly existing under the laws of The Commonwealth of Massachusetts. Strategic Fund is validly existing series of the Trust and the Trust is authorized to issue an unlimited number of shares of beneficial interest of Strategic Fund;

2.       The Shares to be issued under the Registration Statement pursuant to the Plan have been duly authorized for issuance by the Trust; and

3.       The Shares, as issued and consideration therefore paid in accordance with the Plan, will be duly and validly issued and outstanding, fully paid and nonassessable by the Trust.

In connection with our opinion in paragraph 3, however, I note that the Trust is a Massachusetts business trust and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability in connection with Trust property or the acts, obligations or affairs of the Trust or any series thereof. In case any shareholders or former shareholder is held personally liable solely by reasons of his being or having been a shareholder and not because of his acts or omissions or for some other reason, the shareholder or former shareholder (or his heirs executors, administrators or other legal representatives or, in the case of a corporation or other entity, its corporate or other general successor) shall be entitled out of the Trust estate to be held harmless from and indemnified against all loss and expense arising from such liability, as provided in the the Amended and Restated By-Laws of the Trust, dated April 23, 2012, as amended from time to time (the “By-Laws”). Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is considered to be remote because it is limited to circumstances in which the respective disclaimers are inoperative and the series would be unable to meet their respective obligations.

This opinion is rendered solely in connection with the filing of the Registration Statement. I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ David D. Barr

David D. Barr, Esq.

Vice President